Exhibit 99.1
Accenture Reports Strong First-Quarter Fiscal 2007 Financial Results,
With Record Quarterly Revenues and Double-Digit EPS Growth
— Revenues increase 14%, to $4.75 billion; EPS up 28% and operating income up 19% —
— Company increases EPS outlook for fiscal 2007 to a range of $1.80 to $1.85 —
NEW YORK; Dec. 20, 2006 — Accenture (NYSE: ACN) reported strong financial results for the first quarter of fiscal 2007, ended Nov. 30, with net revenues of $4.75 billion, an increase of 14 percent in U.S. dollars over the same period last year and above the high end of the company’s previously stated expectations. GAAP diluted earnings per share were $0.46, an increase of 28 percent over the first quarter of fiscal 2006.
The company achieved the highest quarterly net revenues in its history, driven by record net revenues across all three geographic regions and all five operating groups, with exceptional top-line performance from its Financial Services, Products and Resources operating groups. Consulting and outsourcing net revenues were also the highest in any quarter, with double-digit increases in both areas. New bookings were $5.5 billion, with a quarterly record in consulting bookings of $3 billion.
In addition, Accenture grew operating income by 19 percent and expanded its operating margin by 50 basis points, to 12.8 percent. The company also maintained its strong balance sheet, with $2.84 billion in cash and fixed-income securities classified as investments on its balance sheet at Nov. 30, 2006.
William D. Green, Accenture’s CEO, said, “We had a tremendous first quarter, with our outstanding top- and bottom-line performance demonstrating continued success in executing our strategy. We exceeded our overall revenue expectations, achieving solid growth across nearly every dimension of our business. With $5.5 billion in new bookings, we are seeing sustained demand for our services, particularly in consulting. Our success gives us confidence for the periods ahead. We paid a cash dividend in the first quarter and returned cash to shareholders through further share repurchases. We remain focused on differentiating Accenture in the marketplace and delivering value for both our clients and shareholders.”
Financial Review
Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2007 were $4.75 billion, compared with $4.17 billion for the first quarter of fiscal 2006, an increase of 14 percent in U.S. dollars and 11 percent in local currency.
•	Consulting net revenues were $2.91 billion, an increase of 13 percent in U.S. dollars and 10 percent in local currency over the first quarter last year.

•	Outsourcing net revenues were $1.84 billion, an increase of 16 percent in U.S. dollars and 13 percent in local currency over the same period last year.
GAAP diluted EPS for the first quarter of fiscal 2007 increased 28 percent, to $0.46, compared with $0.36 for the first quarter last year.

GAAP operating income for the first quarter of fiscal 2007 was $610 million, or 12.8 percent of net revenues, compared with $513 million, or 12.3 percent of net revenues, for the first quarter last year. This represents a 50 basis-point expansion in operating margin.
Gross margin (gross profit as a percentage of net revenues) for the first quarter of fiscal 2007 was 30.1 percent, compared with 31.7 percent for the first quarter of fiscal 2006.
Selling, general and administrative expenses in the first quarter of fiscal 2007 were $817 million, or 17.2 percent of net revenues, compared with $802 million, or 19.2 percent of net revenues, in the first quarter last year.
The company’s effective tax rate for the first quarter of fiscal 2007 was 36.7 percent.
GAAP income before minority interest was $406 million in the first quarter of fiscal 2007, compared with $328 million in the same period of fiscal 2006.
For the three months ended Nov. 30, 2006, operating cash flow was $166 million, and property and equipment additions were $67 million. Free cash flow, defined as operating cash flow net of property and equipment additions, for the first quarter of 2007 was $99 million.
Accenture’s total cash balance at Nov. 30, 2006 was $2.44 billion, compared with $3.07 billion at Aug. 31, 2006. Cash combined with $407 million of fixed-income securities classified as investments on the company’s balance sheet was $2.84 billion at Nov. 30, 2006, compared with $3.53 billion at Aug. 31, 2006. Total debt at Nov. 30, 2006 was $32 million.
New Bookings
New bookings for the first quarter of fiscal 2007 were $5.5 billion.
•	Consulting bookings were $3.0 billion, or 54 percent of new bookings, the highest quarterly consulting bookings in the company’s history.

•	Outsourcing accounted for $2.5 billion, or 46 percent, of new bookings.
Net Revenues by Operating Group
Net revenues for Accenture’s five operating groups were as follows:
•	Communications & High Tech: $1,096 million, compared with $1,048 million for the first quarter of fiscal 2006, an increase of 5 percent in U.S. dollars and 2 percent in local currency.

•	Financial Services: $1,067 million, compared with $855 million for the same period last year, an increase of 25 percent in U.S. dollars and 21 percent in local currency.

•	Government: $628 million, compared with $598 million for the year-ago period, an increase of 5 percent in U.S. dollars and 4 percent in local currency.

•	Products: $1,195 million, compared with $1,017 million for the year-ago period, an increase of 17 percent in U.S. dollars and 14 percent in local currency.

•	Resources: $763 million, compared with $650 million for the same period last year, an increase of 17 percent in U.S. dollars and 14 percent in local currency.
Net Revenues by Geographic Region
All three geographic regions achieved record-high quarterly revenues. Net revenues by geographic region were as follows:
•	Americas: $2.09 billion, compared with $1.86 billion for the first quarter of fiscal 2006, an increase of 13 percent in U.S. dollars and 12 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2.30 billion, compared with $2.01 billion for the first quarter of fiscal 2006, an increase of 15 percent in U.S. dollars and 9 percent in local currency.

•	Asia Pacific: $361 million, compared with $303 million for the year-ago period, an increase of 19 percent in both local currency and U.S. dollars.
Share Repurchase Activity
During the first quarter of fiscal 2007, Accenture repurchased or redeemed a total of 24.4 million shares for a total of $723.7 million. At Nov. 30, 2006, Accenture had $1.4 billion of share repurchase authority remaining.
Dividend
On Nov. 15, 2006, a cash dividend of $0.35 per share was paid on Accenture Ltd’s Class A common shares to shareholders of record at the close of business on Oct. 13, 2006. On Nov. 15, 2006, a cash dividend of $0.35 per share was also paid on Accenture SCA Class I common shares to shareholders of record at the close of business on Oct. 5, 2006.
Business Outlook
Second Quarter Fiscal 2007
Accenture expects net revenues for the second quarter of fiscal 2007 to be in the range of $4.6 billion to $4.8 billion.
Fiscal Year 2007
For the full fiscal year 2007, Accenture continues to expect net revenue growth to be in the range of 9 percent to 12 percent in local currency. The Company has raised its outlook for GAAP diluted EPS by $.03 to a range of $1.80 to $1.85, up from its previously expected range of $1.77 to $1.82.

The company continues to expect operating cash flow to be $1.95 billion to $2.15 billion; property and equipment additions to be $335 million; and free cash flow to be in the range of $1.6 billion to $1.8 billion. The expected annual effective tax rate remains in the range of 34 percent to 37 percent. Accenture continues to target new bookings for fiscal 2007 in the range of $22 billion to $24 billion.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter 2007 financial results. To participate, please dial +1 (888) 428-4480 [+1 (612) 234-9960 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.
A replay and podcast of the conference call will be available online at www.accenture.com for approximately two weeks beginning at 9:45 p.m. EST Wednesday, Dec. 20. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 852452 from 9:45 p.m. EST Wednesday, Dec. 20 through 11:59 p.m. EST Wednesday, Jan. 3, 2007.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 145,000 people in 49 countries, the company generated net revenues of US$16.65 billion for the fiscal year ended Aug. 31, 2006. Its home page is www.accenture.com.
Forward-Looking Statements
This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
###
Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Three Months Ended November 30,
		% of Net		% of Net
	2006	Revenues	2005	Revenues

REVENUES:
Revenues before reimbursements (Net revenues)	$4,754,088	100%	$4,169,475	100%
Reimbursements	412,271		373,541

Revenues	5,166,359		4,543,016

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,321,844	69.9%	2,849,167	68.3%
Reimbursable expenses	412,271		373,541

Cost of services	3,734,115		3,222,708
Sales and marketing	436,930	9.2%	408,602	9.8%
General and administrative costs	379,643	8.0%	393,766	9.4%
Reorganization costs	6,079		5,384

Total operating expenses	4,556,767		4,030,460

OPERATING INCOME	609,592	12.8%	512,556	12.3%

Gain on investments, net	2,854		1,438
Interest income	36,307		30,353
Interest expense	(5,122)		(4,685)
Other expense	(2,466)		(15,947)

INCOME BEFORE INCOME TAXES	641,165	13.5%	523,715	12.6%

Provision for income taxes	235,308		195,869

INCOME BEFORE MINORITY INTEREST	405,857	8.5%	327,846	7.9%

Minority interest in Accenture SCA and Accenture
Canada Holdings Inc.	(115,813)		(110,136)
Minority interest – other (1)	(5,812)		(2,770)

NET INCOME	$284,232	6.0%	$214,940	5.2%

CALCULATION OF EARNINGS PER SHARE:
Net income	$284,232		$214,940
Minority interest in Accenture SCA and Accenture
Canada Holdings Inc. (2)	115,813		110,136

Net income for diluted earnings per share calculation	$400,045		$325,076

EARNINGS PER SHARE:
- Basic	$0.47		$0.37

- Diluted	$0.46		$0.36

WEIGHTED AVERAGE SHARES:
- Basic	598,612,668		586,267,569
- Diluted	875,332,780		914,057,273
Cash dividends per share	$0.35		$0.30

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

ACCENTURE LTD
(In thousands of U.S. dollars)
(Unaudited)
SUMMARY OF REVENUES

					Percent of
			Percent	Percent	Total
	Three Months Ended November 30,		Increase	Increase	Fiscal 2007
	2006	2005	US$	Local Currency	Net Revenues

OPERATING GROUPS
Communications & High Tech	$1,096,390	$1,047,541	5%	2%	23%
Financial Services	1,067,247	854,872	25%	21%	23%
Government	627,828	598,119	5%	4%	13%
Products	1,194,668	1,017,035	17%	14%	25%
Resources	762,990	650,286	17%	14%	16%
Other	4,965	1,622	n/m	n/m	—

TOTAL Net Revenues	4,754,088	4,169,475	14%	11%	100%

Reimbursements	412,271	373,541	10%

TOTAL REVENUES	$5,166,359	$4,543,016	14%

GEOGRAPHY
Americas	$2,090,105	$1,855,490	13%	12%	44%
EMEA	2,302,680	2,010,669	15%	9%	48%
Asia Pacific	361,303	303,316	19%	19%	8%

TOTAL Net Revenues	$4,754,088	$4,169,475	14%	11%	100%

TYPE OF WORK
Consulting	$2,909,453	$2,576,639	13%	10%	61%
Outsourcing	1,844,635	1,592,836	16%	13%	39%

TOTAL Net Revenues	$4,754,088	$4,169,475	14%	11%	100%

n/m = not meaningful
OPERATING INCOME BY OPERATING GROUP (OG)

	Three Months Ended November 30,
	2006		2005
	Operating	Percent of OG	Operating	Percent of OG	Percent Increase
	Income	Net Revenues	Income	Net Revenue	(Decrease)

OPERATING GROUPS
Communications & High Tech	$134,401	12%	$172,306	16%	(22%)
Financial Services	133,892	13%	81,603	10%	64%
Government	28,362	5%	61,622	10%	(54%)
Products	207,079	17%	117,733	12%	76%
Resources	105,858	14%	79,292	12%	34%

Total	$609,592	12.8%	$512,556	12.3%	19%

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
November 30, 2006 and August 31, 2006
(In thousands of U.S. dollars)

	November 30, 2006	August 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,437,530	$3,066,988
Short-term investments	298,851	352,951
Receivables from clients, net	2,257,954	1,916,450
Unbilled services	1,549,652	1,350,211
Other current assets	658,934	667,221

Total current assets	7,202,921	7,353,821

NON-CURRENT ASSETS:
Unbilled services	77,904	105,081
Investments	123,049	125,119
Property and equipment, net	715,881	727,692
Other non-current assets	1,094,818	1,106,367

Total non-current assets	2,011,652	2,064,259

TOTAL ASSETS	$9,214,573	$9,418,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term debt	$26,468	$24,792
Accounts payable	829,302	856,087
Deferred revenues	1,478,007	1,511,259
Accrued payroll and related benefits	1,767,803	1,693,796
Other accrued liabilities	1,820,386	1,730,548

Total current liabilities	5,921,966	5,816,482

NON-CURRENT LIABILITIES:
Long-term debt	5,109	27,065
Other non-current liabilities	832,990	812,400

Total non-current liabilities	838,099	839,465

MINORITY INTEREST	730,483	867,878

SHAREHOLDERS’ EQUITY	1,724,025	1,894,255

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,214,573	$9,418,080